Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated August 17, 2010 with respect to the combined statements of assets and liabilities of the National Starch business of Akzo Nobel N.V. (the “Business”) as of December 31, 2009 and 2008, and the related combined statements of operating activities and identifiable cash flows for the years then ended, which report appears in the Form 8-K of Corn Products International, Inc. filed on September 14, 2010.
The audit report covering the Business’ combined financial statements contains an explanatory paragraph that states that the combined financial statements were prepared on the basis of accounting described in Notes 1 and 2 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Corn Products International, Inc., and are not intended to be a complete presentation of the Business’ financial position, results of operations or cash flows in full compliance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Short Hills, New Jersey
September 14, 2010